UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________
FORM 8-K
_______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2026

CARIS LIFE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Texas	001-42706	85-2077369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 W. John Carpenter Freeway Suite 800 Irving, TX	75039
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (866) 771-8946
Not Applicable
(Former name or former address, if changed since last report)
_______________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CAI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On April 1, 2026 (the “Closing Date”), Caris Life Sciences, Inc., a Texas corporation (the “Company”) entered into a Financing Agreement, dated as of the Closing Date (the “New Credit Agreement”), by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, which consist of funds managed by Blue Owl Capital and Blackstone, and Blue Owl Capital Corporation, as administrative agent for the lenders.
The New Credit Agreement provides for certain senior secured credit facilities to the Company consisting of (a) an initial term loan in an aggregate principal amount equal to $400,000,000, funded on the Closing Date (the “Initial Term Facility”), (b) a committed delayed draw term loan facility in an aggregate principal amount that may be drawn in one or more tranches not to exceed $300,000,000 in the aggregate (“Delayed Draw Facility”), and (c) an uncommitted incremental facility in an aggregate principal amount not to exceed $500,000,000. The Company’s obligations under the New Credit Agreement are unconditionally and irrevocably guaranteed jointly and severally on a senior basis by certain existing and subsequently acquired direct or indirect subsidiaries of the Company, with certain exceptions as set forth in the New Credit Agreement (each, a “Guarantor”). The Initial Term Facility matures in April 2031 and the Delayed Draw Facility is available through August 2027.
The Delayed Draw Facility may be used by the Company and its subsidiaries solely in connection with Permitted Acquisitions (as defined in the New Credit Agreement).
Interest rates for loans under the New Credit Agreement are, at the option of the Company, Term SOFR Rate or Base Rate (each as defined in the New Credit Agreement), plus an additional margin. For the initial term loan or delayed draw term loans, the additional margin is 5.00% for Term SOFR Rate loans and 4.00% for Base Rate loans. The applicable margin in respect of any incremental term loans will be provided in the applicable incremental amendment. The Company may elect interest periods of one, three or six months (or, if agreed by all relevant lenders, twelve or fewer months or a period of shorter than one month) for any Term SOFR Rate loans.
The New Credit Agreement contains a provision for mandatory prepayment upon the occurrence of certain events and provides for voluntary prepayment under certain conditions, with prepayments subject to a prepayment premium under certain conditions.
The New Credit Agreement contains usual and customary affirmative and negative covenants with respect to providing financial statements and other reports, limitations on the incurrence of debt, limitations on liens, limitations on amendments of material contracts, limitations on negative pledges, restrictions on junior payments, restrictions on subsidiary distributions, limitations on investments, limitations on fundamental changes and asset dispositions, limitations on sale and leaseback transactions, limitations on transactions with affiliates and shareholders, limitations on prepayments of certain indebtedness, and maintenance of minimum qualified cash (unrestricted cash or marketable securities in accounts subject to control agreements) of $50 million tested as of the last day of each fiscal quarter.
Subject to the limitations set forth in the New Credit Agreement, the obligations are secured on a first priority basis by substantially all tangible and intangible personal property, including a pledge or mortgage of all of the capital stock of each of their respective direct subsidiaries.
The New Credit Agreement contains certain usual and customary events of default, including failure to make payments when due, defaults in certain other agreements, breaches of covenants or representations, bankruptcy, and change of control. If an event of default occurs, the lenders under the New Credit Agreement will be entitled to take various actions including acceleration of amounts due under the New Credit Agreement.
The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the full text of the New Credit Agreement, which the Company plans to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2026.

Item 1.02    Termination of a Material Definitive Agreement.
On the Closing Date, the Company used proceeds under the Initial Term Facility to repay all outstanding indebtedness under that certain credit agreement, dated as of January 18, 2023, by and among the Company, certain of the Company’s subsidiaries, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as amended (the “Previous Credit Agreement”). The Company terminated all guarantees, liens and other security interests granted under and terminated the Previous Credit Agreement.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2026

CARIS LIFE SCIENCES, INC.

	By:	/s/ Luke Power
	Name:	Luke Power
	Title:	Senior Vice President, Chief Financial Officer and Chief Accounting Officer